Exhibit 99.1

C&D Technologies, Inc.

Press Release

For Release

June 16, 2011

9 A.M EDT

C&D TECHNOLOGIES, INC. RECEIVES

GOING PRIVATE PROPOSAL

BLUE BELL, PA (June 16, 2011) — C&D Technologies, Inc. (OTC: CHHP) (the “Company”) announced that early this morning it had received a non-binding proposal for a going private transaction from affiliates of Angelo, Gordon & Co., LP, the holder of approximately 65% of the Company’s common stock, at $9.50 per share in cash.

The board of directors expects to form a special committee of independent directors to consider the proposal. The committee would retain independent financial advisors and legal counsel to assist it in its work. The Company cautions its shareholders and others considering trading in its securities that it has only received a non-binding proposal and it has not yet been evaluated. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies’ unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com/.

Forward-looking Statements:

This press release contains forward-looking statements, which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2011. We caution you not to place undue reliance on these forward-looking statements.

CONTACT: Shareholder Contact: Ian J. Harvie of C&D: +1-215-619-7835